EXHIBIT 99.1

JOINT FILING AGREEMENT

September 22, 2023

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations thereunder, each party hereto hereby agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder
(including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this Joint Filing Agreement as an exhibit thereto.
This Joint Filing Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, as caused thisJoint Filing Agreement to be executed and effective as of the date first written above.

Dated: September 22,2023

Veradace Capital Management LLC

By: /s/ Alexander Vezendan
Name: Alexander Vezendan
Title: Principal

Veradace Partners L.P.

By: Veradace Capital Management LLC
its general partner

By: /s/ Alexander Vezendan

Name: Alexander Vezendan
Title: Principal

Alexander Vezendan
/s/ Alexander Vezendan

John Conlin
/s/ John Conlin